UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Joy A. Amundson
   15501 N. Dial Boulevard
Suite 2212
   AZ, Scottsdale 85260
2. Issuer Name and Ticker or Trading Symbol
   The Dial Corporation (DL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   1/23/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
The Dial Corporation|      |      |    | |                  |   |           |1000               |D     |                           |
 Common Stock       |      |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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
Phantom Stock|1-for-1 |1/23/ 2|      |A   | |20.5258    |A  |1    |     |The Dial Cor|20.5258|       |10196.128633|D  |            |
 Units       |        |003    |      |    | |           |   |     |     |poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|14.4250 |       |      |    | |           |   |2    |06/07|The Dial Cor|       |       |6200        |D  |            |
ht To Buy    |        |       |      |    | |           |   |     |/2011|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Options - Rig|14.3750 |       |      |    | |           |   |2    |01/27|The Dial Cor|       |       |9400        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2007|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|23.1563 |       |      |    | |           |   |2    |08/20|The Dial Cor|       |       |3900        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2008|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|27.0000 |       |      |    | |           |   |2    |8/19/|The Dial Cor|       |       |3300        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |2009 |poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|10.8438 |       |      |    | |           |   |2    |08/17|The Dial Cor|       |       |8300        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2010|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|22.1875 |       |      |    | |           |   |3    |01/20|The Dial Cor|       |       |1000        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2010|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|14.1563 |       |      |    | |           |   |3    |05/31|The Dial Cor|       |       |1600        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2010|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|12.8750 |       |      |    | |           |   |3    |08/04|The Dial Cor|       |       |1700        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2010|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|10.8125 |       |      |    | |           |   |3    |10/13|The Dial Cor|       |       |2100        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2010|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|16.5313 |       |      |    | |           |   |2    |08/08|The Dial Cor|       |       |5500        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2007|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|19.7800 |       |      |    | |           |   |4    |06/06|The Dial Cor|       |       |4600        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2012|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|19.7800 |       |      |    | |           |   |2    |6/6/2|The Dial Cor|       |       |4600        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |012  |poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. On January 23, 2003, the reporting person acquired 20.53 phantom stock units at a price of $19.83 as a result of the dividend payment under the Corporations Directors Deferred Compensation Plan.
2. Annual stock option award granted pursuant to the 1996 Stock Incentive Plan. 50% of the options are exercisable one year after grant and 100% exercisable two years after grant.
3. Granted in lieu of payment of Board of Directors annual retainers. Options are 100% vested on the date of grant.
4. Refresher stock option award granted after each successive five years of service pursuant to the 1996 Stock Incentive Plan. 50% of the options are exercisable one year after grant and 100% exercisable two years after grant. SIGNATURE OF REPORTING PERSON
Joy A. Amundson
/s/ Dianne B. Stoehr, Attorney-In-Fact